The information in this preliminary pricing supplement is not complete and may be changed.  A registration statement relating to the securities has been filed with the Securities and Exchange Commission.  This preliminary pricing supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of securities is not permitted.

Subject to Completion Preliminary Pricing Supplement dated December 4, 2012

Preliminary Pricing Supplement No. 147 to Product Prospectus Supplement No. DN-2 dated September 28, 2012 and Prospectus dated September 28, 2012	Filed pursuant to Rule 424(b)(5) Registration Statement Nos. 333-184147 and 333-184147-01 December 4, 2012

The Royal Bank of Scotland plc (Issuer) The Royal Bank of Scotland Group plc (Guarantor)

$ RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM

■  If the level of the Dow Jones Industrial AverageSM remains unchanged or increases from the Initial Value to the Final Value, at maturity, you will be entitled to receive an amount per security equal to the Original Offering Price plus the greater of (i) a Digital Return equal to 15.00% - 17.00% of the Original Offering Price and (ii) a cash payment per security that will reflect on a one-for-one basis any increase in the level of the Dow Jones Industrial AverageSM from the Initial Value to the Final Value.

■  If the level of the Dow Jones Industrial AverageSM decreases by no more than the 20.00% Buffer Amount from the Initial Value to the Final Value, you will be entitled to receive at maturity an amount per security equal to the Original Offering Price.

■  You will have full downside exposure at maturity to any decrease in the level of the Dow Jones Industrial AverageSM in excess of the 20.00% Buffer Amount from the Initial Value to the Final Value.  Potential for substantial loss if the level of the Dow Jones Industrial AverageSM falls below the Buffer Value.

■  Payment at maturity is subject to the creditworthiness of The Royal Bank of Scotland plc, as the issuer, and The Royal Bank of Scotland Group plc, as the guarantor of the issuer’s obligations under the securities.

■  4-year term (approximately).

■  No periodic interest payments.

■  No listing on any securities exchange.

$1,000 Original Offering Price per RBS Digital Note with Fixed Buffer
Expected dates*:
Pricing Date: December 27, 2012
Settlement Date: December 31, 2012
Maturity Date: January 3, 2017
CUSIP / ISIN No.: 78009PDH1 / US78009PDH10
*Expected dates are subject to change.  In the event that we make any change to the expected pricing date or settlement date, the maturity date will also be changed.  The stated term of the securities will remain the same.  See also “Clearance and Settlement” on page PS-12 of this pricing supplement.

The RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017 (together with the related guarantees, the “securities”) involve risks not associated with an investment in conventional debt securities.  See “Risk Factors” on page PS-6 of this pricing supplement and beginning on page S-15 of Product Prospectus Supplement No. DN-2 (the “product supplement”).

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other government agency.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved the securities, or determined if this pricing supplement, the product supplement or the prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

	Per security		Total
Original Offering Price (1)	$1,000.00	$
Underwriting discount	$37.00	$
Proceeds, before expenses, to The Royal Bank of Scotland plc	$963.00	$

(1) The value you might expect to receive if you were able to resell the securities on the pricing date is less than the Original Offering Price.  This is because the Original Offering Price includes the underwriting discount set forth above and also reflects our cost of hedging our obligations under the securities.  For additional information, see “Risk Factors—The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices” on page S-19 of the product supplement.  The Original Offering Price also does not include fees that you may be charged if you buy the securities through your registered investment advisers for managed fee-based accounts.

RBS Securities Inc.
December   , 2012

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017

Summary

The RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017 (together with the related guarantees, each, a “security” and collectively, the “securities”) are senior unsecured obligations issued by us, The Royal Bank of Scotland plc, and are fully and unconditionally guaranteed by our parent company, The Royal Bank of Scotland Group plc.  The securities will rank equally with all of our senior unsecured indebtedness from time to time outstanding, and any payments due on the securities, including any repayment of your investment, will be subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.  If the level of the Dow Jones Industrial AverageSM (the “Underlying Equity Index”) remains unchanged or increases from the Initial Value to the Final Value, at maturity, you will be entitled to receive an amount per security equal to the Original Offering Price plus the greater of (i) a Digital Return and (ii) a cash payment per security that will reflect on a one-for-one basis any increase in the level of the Dow Jones Industrial AverageSM from the Initial Value to the Final Value.  If the level of the Dow Jones Industrial AverageSM decreases by no more than the Buffer Amount from the Initial Value to the Final Value, you will be entitled to receive at maturity an amount per security equal to the Original Offering Price.  You will have full downside exposure at maturity to any decrease in the level of the Dow Jones Industrial AverageSM in excess of the Buffer Amount from the Initial Value to the Final Value.  Investors will not receive any interest payments.  Investors must be willing to accept the risk of losing some or substantially all of their investment.

Capitalized terms used but not defined in this pricing supplement have the meanings set forth in the product supplement.

Key Terms
Issuer:	The Royal Bank of Scotland plc (“RBS”)
Guarantor:	The Royal Bank of Scotland Group plc (“RBSG”)
Original Offering Price:	$1,000 per security
Term:	4 years (approximately)
Underlying Equity Index:	The Dow Jones Industrial AverageSM (Bloomberg ticker: INDU)
Initial Value:	The closing level of the Underlying Equity Index on the pricing date. The actual Initial Value will be determined by the Calculation Agent and set forth in the final pricing supplement.
Final Value:	The closing level of the Underlying Equity Index on the Valuation Date.
Reference Return:	Measures the percentage increase or decrease in the level of the Underlying Equity Index from the Initial Value to the Final Value, and will be equal to: Final Value – Initial Value Initial Value
Digital Return:
15.00% - 17.00% over the Original Offering Price.  The Digital Return represents a return over the full term of the security and not an annualized return.  The actual Digital Return will be determined on the pricing date and set forth in the final pricing supplement.

Buffer Amount (%):	20.00% (representing protection against any decrease in the level of the Underlying Equity Index up to the Buffer Value).
Buffer Value:	80.00% of the Initial Value, rounded to two decimal places. The actual Buffer Value will be determined on the pricing date and set forth in the final pricing supplement.
Valuation Date:
Expected to be December 28, 2016, the third Market Measure Business Day before the Maturity Date.  If a Market Disruption Event occurs or is continuing on the scheduled Valuation Date or if the scheduled Valuation Date is not a Market Measure Business Day, the Valuation Date will be postponed as described in the accompanying product supplement under “Description of the Securities—The Initial Value and the Final Value” and “Description of the Securities—Market Disruption Events.”

Maturity Date:	Expected to be January 3, 2017. If the Valuation Date is postponed, the Maturity Date will be the third business day following the Valuation Date, as postponed.
Payment at Maturity:	On the Maturity Date, you will be entitled to receive a cash payment per security determined by the Calculation Agent as described on the following page.
Calculation Agent:	RBS Securities Inc., an affiliate of RBS

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017

Determining the Payment at Maturity

On the Maturity Date, you will be entitled to receive a cash payment per security calculated as follows:

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017

Examples of Payment at Maturity Calculations

Set forth below are four hypothetical examples of Payment at Maturity calculations (rounded to two decimal places), reflecting the following values and hypothetical data:

•	the hypothetical Digital Return of 16.00% (the midpoint of the Digital Return range of 15.00% - 17.00%);

•	the hypothetical Initial Value of 12,965.60 (the closing level of the Underlying Equity Index on December 3, 2012);

•	the Buffer Amount of 20.00% (representing protection against any decrease in the level of the Underlying Equity Index up to the Buffer Value); and

•	the hypothetical Buffer Value of 10,372.48 (80.00% of the hypothetical Initial Value, rounded to two decimal places).

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

EXAMPLE 1 — The hypothetical Final Value is 6,482.80 (which is 50.00% below the hypothetical Initial Value), representing a decrease in the level of the Underlying Equity Index by more than the Buffer Amount:

Reference Return	=	6,482.20 – 12,965.60	=	-50.00%
12,965.60

Payment at Maturity (per security) = $1,000 + [$1,000 x (-50.00% + 20.00%)] = $700.00 (i.e., a 30.00% loss).

If the level of the Underlying Equity Index has decreased from the Initial Value to the Final Value by a percentage that is greater than the Buffer Amount (i.e., if the Final Value is less than the Buffer Value), your investment will be fully exposed to any decline of the Underlying Equity Index beyond the Buffer Amount, and you could lose some or a significant portion (up to 80.00% of the Original Offering Price) of your investment.

EXAMPLE 2 — The hypothetical Final Value is 11,669.04 (which is 10.00% below the hypothetical Initial Value), representing a decrease in the level of the Underlying Equity Index by a percentage that is not greater than the Buffer Amount:

Reference Return	=	11,669.04 – 12,965.60	=	-10.00%
12,965.60

Payment at Maturity (per security) = $1,000.00 (i.e., a 0.00% return).

If the level of the Underlying Equity Index has decreased from the Initial Value to the Final Value by a percentage that is not greater than the Buffer Amount (i.e., if the Final Value is less than the Initial Value, but is equal to or greater than the Buffer Value), the Payment at Maturity will equal the $1,000 Original Offering Price.

EXAMPLE 3 — The hypothetical Final Value is 14,262.16 (which is 10.00% above the hypothetical Initial Value):

Reference Return	=	14,262.16 – 12,965.60	=	10.00%
12,965.60

Payment at Maturity (per security) will be equal to the greater of:

(a)	$1,000 + ($1,000 x 16.00%) = $1,160.00; and

(b)	$1,000 + ($1,000 x 10.00%) = $1,100.00

Payment at Maturity (per security) = $1,160.00 (i.e., a 16.00% return).

If the level of the Underlying Equity Index has remained unchanged or increased from the Initial Value to the Final Value, at maturity, you will be entitled to receive an amount per security equal to the Original Offering Price plus the greater of (i) a Digital Return and (ii) a cash payment per security that will reflect on a one-for-one basis any increase in the level of the Underlying Equity Index from the Initial Value to the Final Value.

EXAMPLE 4 — The hypothetical Final Value is 19,448.40 (which is 50.00% above the hypothetical Initial Value):

Reference Return	=	19,448.40 – 12,965.60	=	50.00%
12,965.60

Payment at Maturity (per security) will be equal to the greater of:

(a)	$1,000 + ($1,000 x 16.00%) = $1,160.00; and

(b)	$1,000 + ($1,000 x 50.00%) = $1,500.00

Payment at Maturity (per security) = $1,500.00 (i.e., a 50.00% return).

If the level of the Underlying Equity Index has remained unchanged or increased from the Initial Value to the Final Value, at maturity, you will be entitled to receive an amount per security equal to the Original Offering Price plus the greater of (i) a Digital Return and (ii) a cash payment per security that will reflect on a one-for-one basis any increase in the level of the Underlying Equity Index from the Initial Value to the Final Value.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017

Hypothetical Payout Profile and Payment at Maturity

For purposes of illustration only, the Hypothetical Payout Profile and Hypothetical Payment at Maturity below reflect the hypothetical returns at maturity and hypothetical payments at maturity per security for a range of hypothetical Final Values of the Underlying Equity Index from +100.00% to -100.00%.  Because the Underlying Equity Index is a price return index, the hypothetical Final Values presented below will not include any income generated by dividends paid on the stocks included in the Underlying Equity Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

The graph and chart reflect the hypothetical Digital Return of 16.00% over the Original Offering Price per security (the midpoint of the Digital Return range of 15.00% - 17.00%), the hypothetical Initial Value of 12,965.60 (the closing level of the Underlying Equity Index on December 3, 2012), the Buffer Amount of 20.00% and the hypothetical Buffer Value of 10,372.48 (80.00% of the hypothetical Initial Value, rounded to two decimal places).  The actual Payment at Maturity that you are entitled to receive and the resulting return on your investment will depend on the actual Initial Value and Buffer Value, each of which will be determined on the pricing date and set forth in the final pricing supplement, and the Final Value, which will be determined on the Valuation Date.

Any payment at maturity is subject to the ability of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities, to pay their respective obligations as they become due.

HYPOTHETICAL PAYOUT PROFILE

This graph reflects the hypothetical returns on the securities at maturity.  The green line reflects the hypothetical returns on the securities, while the dotted line reflects the return of a hypothetical direct investment in the stocks included in the Underlying Equity Index, excluding dividends.

HYPOTHETICAL PAYMENT AT MATURITY
Final Value	Reference Return	Return on the Securities	Payment at Maturity per Security
25,931.20	100.00%	100.00%	$2,000.00
24,634.64	90.00%	90.00%	$1,900.00
23,338.08	80.00%	80.00%	$1,800.00
22,041.52	70.00%	70.00%	$1,700.00
20,744.96	60.00%	60.00%	$1,600.00
19,448.40	50.00%	50.00%	$1,500.00
18,151.84	40.00%	40.00%	$1,400.00
16,855.28	30.00%	30.00%	$1,300.00
15,558.72	20.00%	20.00%	$1,200.00
15,040.10	16.00%	16.00%	$1,160.00
14,262.16	10.00%	16.00%	$1,160.00
13,613.88	5.00%	16.00%	$1,160.00
12,965.60	0.00%	16.00%	$1,160.00
12,317.32	-5.00%	0.00%	$1,000.00
11,669.04	-10.00%	0.00%	$1,000.00
10,372.48	-20.00%	0.00%	$1,000.00
9,075.92	-30.00%	-10.00%	$900.00
7,779.36	-40.00%	-20.00%	$800.00
6,482.80	-50.00%	-30.00%	$700.00
5,186.24	-60.00%	-40.00%	$600.00
3,889.68	-70.00%	-50.00%	$500.00
2,593.12	-80.00%	-60.00%	$400.00
1,296.56	-90.00%	-70.00%	$300.00
0.00	-100.00%	-80.00%	$200.00

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017

Risk Factors

There are important differences between the securities and a conventional debt security.  An investment in the securities involves significant risks, including those listed below.  You should carefully review the more detailed explanation of risks relating to the securities in the “Risk Factors” sections beginning on page S-15 of the product supplement.  We also urge you to consult with your investment, legal, accounting, tax, and other advisors before you invest in the securities.

•	The securities are not conventional debt securities—they do not pay interest and there is no principal protection; you may lose some or a significant portion of your investment in the securities.

•
The credit risk of The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc, and their credit ratings and their credit spreads may adversely affect the value of the securities prior to maturity, and all payments on the securities will be subject to the ability of RBS and RBSG to pay their respective obligations as they become due.

•	The Payment at Maturity will depend on the Final Value, which is determined only on a valuation date shortly before the maturity date.

•	The securities will not be listed on any securities exchange and there may be little or no secondary market for the securities.

•	The value of the securities prior to maturity will be influenced by many unpredictable factors, and may be less than the Original Offering Price.

•	Prior to maturity, an increase in the level of the Underlying Equity Index may not increase the value of your securities.

•
The value of your securities on the pricing date is less than the Original Offering Price due to the underwriting discount and our cost of hedging, both of which can be expected to be reflected in secondary market prices.

•	There are potential conflicts of interest between us and our affiliates and you, and we and our affiliates may take actions that are not in your interest.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

•	An investment in the securities is not the same as a direct investment in the Underlying Equity Index or in the securities that comprise the Underlying Equity Index.

•	Adjustments to the Underlying Equity Index could adversely affect the securities.

•	We do not control any issuer whose securities comprise the Underlying Equity Index and we are not responsible for any of their disclosure.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017

Investor Considerations

You may wish to consider an investment in the securities if:

•	You anticipate that the level of the Underlying Equity Index will remain unchanged or will increase from the Initial Value to the Final Value.

•
You accept that your investment may result in a loss, which could be significant, if the Final Value of the Underlying Equity Index is less than the Initial Value by an amount that is greater than the Buffer Amount.

•	You do not seek a current income stream from your investment.

•	You are willing to forgo interest payments on the securities such as fixed or floating rate interest paid on traditional interest bearing debt securities.

•	You seek exposure to the performance of the level of the Underlying Equity Index with no expectation of dividends or other benefits of owning the securities comprising the Underlying Equity Index.

•
You are willing to accept that a trading market is not expected to develop for the securities and you understand that secondary market prices for the securities, if any, will be affected by various factors, including our actual and perceived creditworthiness.

•	You are able to and willing to hold the securities until maturity.

•
You are willing to make an investment, the payments on which depend on the creditworthiness of RBS, as the issuer of the securities, and RBSG, as the guarantor of the issuer’s obligations under the securities.

The securities may not be an appropriate investment for you if:

•	You are not willing to be exposed to the performance of the level of the Underlying Equity Index.

•	You seek full principal protection or preservation of capital invested.

•	You believe the level of the Underlying Equity Index will decrease from the Initial Value by a percentage that exceeds the Buffer Amount.

•	You seek interest payments or other current income on your investment.

•	You want to receive dividends or other distributions paid on the securities included in the Underlying Equity Index.

•	You seek assurances that there will be a liquid market if and when you want to sell the securities prior to maturity.

•	You are unwilling or are unable to assume the credit risk associated with RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017

The Underlying Equity Index

We have derived all information contained in this pricing supplement regarding the Dow Jones Industrial AverageSM, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC and its affiliates (“S&P Dow Jones Indices”).  We have not participated in the preparation of, or independently verified, such publicly available information.  The Dow Jones Industrial AverageSM is maintained by a committee (the “Averages Committee”), who have no obligation to continue to publish, and may discontinue the publication of, the Dow Jones Industrial AverageSM.

The Dow Jones Industrial AverageSM is reported by Bloomberg L.P. (“Bloomberg”) under the ticker symbol “INDU.”

Publication of the Dow Jones Industrial AverageSM

The Dow Jones Industrial AverageSM is a price-weighted index, meaning the weight of a component stock (a “DJIA Component Stock”) is based on its price per share rather than the total market capitalization of the issuer.  The Dow Jones Industrial AverageSM is designed to provide an indication of the composite performance of 30 common stocks of companies representing a broad cross-section of U.S. industry.  The companies represented in the Dow Jones Industrial AverageSM are incorporated and listed in the United States and tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors.

The Dow Jones Industrial AverageSM covers all industries with the exception of Transportation and Utilities.  Nine main groups of companies constitute the Dow Jones Industrial AverageSM, with the following approximate sector weights as of October 31, 2012: Industrials (20.06%); Technology (16.17%); Consumer Services (15.97%); Oil & Gas (11.81%); Health Care (11.57%); Financials (10.43%); Consumer Goods (6.24%); Telecommunications (4.65%); and Basic Materials (3.11%). Sectors are based on the ten industries defined by a proprietary classification system used by Dow Jones Indexes.

The 30 DJIA Component Stocks are selected at the sole discretion of the Averages Committee.  Generally, composition changes occur only after mergers, corporate acquisitions or other dramatic shifts in a DJIA Component Stock’s core business.  When such an event necessitates that one DJIA Component Stock be replaced, the entire index is reviewed.  As a result, when changes are made they typically involve more than one DJIA Component Stock.  While there are no quantitative rules for selecting a DJIA Component Stock, a stock is typically added only if it has an excellent reputation, demonstrates sustained growth and is of interest to a large number of investors.

Changes in the composition of the Dow Jones Industrial AverageSM are made entirely by the Averages Committee without consultation with the companies represented, any official agency or us.  Changes to the DJIA Component Stocks tend to be made infrequently, and the DJIA Component Stocks may be changed at any time for any reason.

The Dow Jones Industrial AverageSM initially consisted of 12 common stocks and was first published in the WSJ in 1896. The Dow Jones Industrial AverageSM was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the Dow Jones Industrial AverageSM has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent companies represented in the Dow Jones Industrial AverageSM have been changed on a relatively infrequent basis.

Computation of the Dow Jones Industrial AverageSM

The level of the Dow Jones Industrial AverageSM is the sum of the primary exchange prices of each of the 30 DJIA Component Stocks, divided by a divisor that is designed to provide a meaningful continuity in the level of the Dow Jones Industrial AverageSM. Because the Dow Jones Industrial AverageSM is price-weighted, stock splits or changes in the DJIA Component Stocks could result in distortions in the Dow Jones Industrial AverageSM level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the Dow Jones Industrial AverageSM. The current divisor is published daily in the WSJ and other publications. In addition, other statistics based on the Dow Jones Industrial AverageSM may be found in a variety of publicly available sources.

The current formula used to calculate the divisor adjustments is as follows: the new divisor (i.e., the divisor on the next trading session) is equal to (i) the divisor on the current trading session times (ii) the quotient of (a) the sum of the adjusted (for stock dividends, splits and spin-offs and other applicable corporate actions) closing prices per share of the DJIA Component Stocks on the current trading session and (b) the sum of the unadjusted closing prices per share of the DJIA Component Stocks on the current trading session.

License Agreement

The "Dow Jones Industrial Average" is a product of S&P Dow Jones Indices LLC (“SPDJI”), and has been licensed for use by The Royal Bank of Scotland plc.  Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); DJIA®, The Dow®, Dow Jones® and Dow Jones Industrial Average are trademarks of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by The Royal Bank of Scotland plc.  The securities are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Dow Jones Industrial Average to track general market performance.  S&P Dow Jones Indices’ only relationship to The Royal Bank of Scotland plc with respect to the Dow Jones Industrial Average is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors.  The Dow Jones Industrial Average is determined, composed and calculated by S&P Dow Jones Indices without regard to The Royal Bank of Scotland plc or the securities.  S&P Dow Jones Indices have no obligation to take the needs of The Royal Bank of Scotland plc or the owners of the securities into consideration in determining, composing or calculating the Dow Jones Industrial Average.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash, surrendered or redeemed, as the case may be.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the Dow Jones Industrial Average will accurately track index performance or provide

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017

positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.  Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by The Royal Bank of Scotland plc, but which may be similar to and competitive with the securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Industrial Average.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGE OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY THE ROYAL BANK OF SCOTLAND PLC, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGE OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND THE ROYAL BANK OF SCOTLAND PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017

HISTORICAL INFORMATION

The following graph sets forth the daily historical performance of the Dow Jones Industrial AverageSM in the period from December 3, 2007 through December 3, 2012.  The closing level of the Dow Jones Industrial AverageSM on December 3, 2012 was 12,965.60.  We obtained the closing levels below from Bloomberg, without independent verification.  We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg.

These historical values for the Dow Jones Industrial AverageSM are not indicative of the future performance of the Dow Jones Industrial AverageSM or what the value of the securities will be.  Any historical upward or downward trend in the value of the Dow Jones Industrial AverageSM during any period set forth below is not an indication that the Dow Jones Industrial AverageSM is more or less likely to increase or decrease at any time during the term of the securities.  You cannot predict the future performance of the securities or the Dow Jones Industrial AverageSM based on the historical performance of the Dow Jones Industrial AverageSM.  Neither we nor RBSG can guarantee that the value of the Dow Jones Industrial AverageSM will increase.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017

Tax Consequences

In the opinion of our U.S. tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the securities will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt.  Under this treatment:

•	you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity); and
•	your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year.

The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your securities could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

You should review carefully the section in the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.”  The preceding discussion, when read in combination with that section, constitutes the full opinion of our U.S. tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

For a discussion of U.K. tax considerations relating to the securities, you should refer to the section in the accompanying product supplement entitled “Certain United Kingdom Taxation Considerations.” In the event that we or RBSG, as guarantor, exercise our option to redeem the securities, as described in the section of the product supplement entitled “Description of the Securities—Optional Tax Redemption,” the amount of cash you will be entitled to receive upon redemption of the securities is uncertain.

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed RBS Securities Inc. (“RBSSI”) as our selling agent for this offering.  RBSSI will purchase these securities as principal for its own account at the discount set forth on the cover of this pricing supplement.   RBSSI has informed us that, as part of its distribution of the securities, it intends to reoffer the securities to other dealers who will sell the securities.  Each such dealer engaged by RBSSI, or further engaged by a dealer to whom RBSSI reoffers the securities, will purchase the securities at an agreed concession, not in excess of the discount that RBSSI will receive from us.  RBSSI has informed us that such concessions may vary from dealer to dealer and that not all dealers will purchase or repurchase the securities at the same concession.  You can find a general description of the commission rates payable to the selling agents under “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

RBSSI is an affiliate of ours and RBSG.  RBSSI will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate.  Following the initial distribution of any of these securities, RBSSI may offer and sell those securities in the course of its business as a broker-dealer.  RBSSI may act as principal or selling agent in those transactions and will make any sales at varying prices related to prevailing market prices at the time of sale or otherwise.  RBSSI may use this pricing supplement and the accompanying prospectus and product supplement, in connection with any of those transactions.  RBSSI is not obligated to make a market in any of these securities and may discontinue any market-making activities at any time without notice.

We and our affiliates, including RBSSI, may enter into one or more hedging transactions in connection with this offering of securities.  See “Use of Proceeds; Hedging” in the accompanying product supplement.

Certain of our affiliates may purchase for investment a portion of the securities that has not been purchased by investors in a particular offering of securities, which initially they intend to hold for investment purposes.  See “The holding of securities by our affiliates and future sales by our affiliates could be in conflict with your interests” under the heading “Risk Factors” and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Clearance and Settlement

We may deliver the securities against payment therefor on a date that is greater than three business days following the pricing date.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree to otherwise.  Accordingly, if the initial settlement of the securities occurs more than three business days from the pricing date, purchasers who wish to trade the securities more than three business days prior to the original issue date of the securities will be required to specify alternative arrangements to prevent a failed settlement.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017

Where You Can Find More Information

RBS has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus in that registration statement and other documents, including the applicable product supplement, related to this offering that RBS has filed with the SEC for more complete information about RBS and the offering of the securities.

You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, RBS, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and product supplement if you request by calling toll free (866) 747-4332.

You should read this pricing supplement together with the prospectus dated September 28, 2012, and the more detailed information contained in the product supplement dated September 28, 2012.  This pricing supplement, together with the documents listed below, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Prospectus Supplement No. DN-2 dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/729153/000095010312005066/dp33015_424b5-dn2.htm

•	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/729153/000095010312005038/dp33197_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 729153.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us” and “our” or similar references are to The Royal Bank of Scotland plc.

The securities are our unsecured and unsubordinated obligations issued as part of our RBS NotesSM program and guaranteed by RBSG.  RBS NotesSM is a service mark of The Royal Bank of Scotland N.V., one of our affiliates.

We reserve the right to withdraw, cancel or modify any offering of the securities and to reject orders in whole or in part prior to their issuance.

THE ROYAL BANK OF SCOTLAND PLC RBS Digital Notes with Fixed Buffer Linked to the Dow Jones Industrial AverageSM due January 3, 2017

Four Categories of RBS Investor Products

RBS Investor Products is the brand name for RBS’s securities offerings that provide market-driven investment solutions across different asset classes and investor risk profiles to help meet your portfolio needs.  RBS Investor Products are divided into four broad categories depending on the level of risk to your principal invested at maturity:  Protection, Fixed Buffer, Contingent Buffer and Full Exposure.  These broad categories are intended to help you to first understand the degree of your principal at risk at maturity, before you consider the upside potential of RBS Investor Products.  The following description is only an overview of the four categories of RBS Investor Products, and does not represent any particular security nor guarantee performance.  All payments due on RBS Investor Products are subject to the credit risk of RBS, as the issuer, and RBSG, as the guarantor of the issuer’s obligations under the securities.

Protection investments provide for full or partial protection on your invested principal at maturity against downside market movements, subject to the creditworthiness of the issuer and the guarantor.  These securities are designed for investors who place a priority on the preservation of principal at maturity, while potentially offering better returns than traditional fixed income investments.  These securities tend to have a longer term than securities that do not offer protection, and principal invested is not protected prior to maturity.

Fixed Buffer investments provide a modest buffer at maturity against downside market movements.  These securities are designed for investors who seek potential growth or income, and who also seek some cushion against modest market declines up to a specified buffer.  You are exposed to the full market decline in the underlying asset beyond the specified buffer, and you can lose some or a substantial portion of your investment.

Contingent Buffer investments provide some protection against downside market movements only if the underlying asset does not fall to or below a specified level during the term of the securities.  If the underlying asset falls to or below this specified level, you are exposed to the full market decline in the underlying asset at maturity without any cushion against downside market movements.  These investments are for more aggressive investors who can tolerate full downside risk but find the contingent buffer to be an appealing form of tactical cushion.  You can lose some or all of your investment.

Full Exposure investments expose investors to full downside risk to any decline in the underlying asset.  These investments are meant for investors who are willing to take full market risk in return for either enhanced appreciation or access to a unique underlying asset or strategy.  You can lose some or all of your investment.

RBS Investor Products can provide access to a range of asset classes and risk and potential return profiles.  These investments can play an important role as a portion of a diversified investment portfolio.  In assessing the potential return of any RBS Investor Product, you should understand that these securities involve significant investment risks, and you should carefully review the applicable pricing supplement, product supplement and prospectus before investing.